EXHIBIT 2.1

AMENDMENT TO TRANSACTION AGREEMENT

This AMENDMENT (this “Amendment”) is made as of October 8, 2018 by and among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Parent”), Double Acquisition Corp., a Delaware corporation (“Merger Sub”), DD Acquisition LLC, a Delaware limited liability company (“Merger Sub Two”) and Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                      Parent, Merger Sub and the Company entered into a transaction agreement on July 22, 2018 (the “Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Agreement.

B.                      Section 6.16(d) of the Agreement provides that, if either Parent or the Company requests, each party will use reasonable efforts to cooperate in good faith to enhance the tax efficient structure of the Transactions and, if the parties agree thereon, to promptly negotiate an amendment to the Agreement to give effect thereto.

C.                      Pursuant to that provision, Parent has determined that it is in the best interests of Parent, and the Company has determined that it is in the best interests of the Company and its stockholders, to amend the Agreement to provide that, immediately following the effectiveness of the Merger, and as part of the same plan of reorganization pursuant to Section 368 of the Code, the Company (as the surviving corporation in the Merger), will merge with and into Merger Sub Two, with Merger Sub Two surviving (the “Second Step Merger”). The two-step business combination provided for in the Agreement as amended hereby, comprising the Merger and the Second Step Merger, is referred to in this Amendment as the “Reorganization”.

D.                      Each of Merger Sub and Merger Sub Two is a direct wholly owned Subsidiary of Twin River Management Group, Inc., which in turn is a Delaware corporation and direct wholly owned Subsidiary of Parent (“TRMG”).

E.                       The parties intend that the Reorganization shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Amendment and the Agreement as amended hereby constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder.

F.                        Parent, Merger Sub, Merger Sub Two, the Company, and TRMG as sole stockholder of Merger Sub and sole member of Merger Sub Two, have each approved this Amendment, the amendment of the Agreement hereby, and the Reorganization as provided herein, and have each adopted the plan of reorganization provided for herein and in the Transaction Agreement as amended hereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.                                        THE REORGANIZATION

1.1                               Providing for the Reorganization as a Two-Step Business Transaction.  Section 2.1 of the Agreement is hereby amended to add the following paragraph (c) at the end thereof:

“(c)                            Immediately following the effectiveness of the Merger, the Surviving Corporation will merge with and into Merger Sub Two pursuant to section 264 of the DGCL (the “Second Step Merger”). The parties will cause the Second Step Merger to be effected by filing a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. The Second Step Merger will be effective as the date and time such certificate of merger is filed, or such later time specified therein, and upon such effectiveness the Surviving Corporation will cease to exist and Merger Sub Two will continue as the surviving entity. Upon the effectiveness of the Second Step Merger: (i) the shares of stock of the Surviving Corporation will be canceled and retired and will cease to exist, and no consideration will be delivered therefore; (ii) the limited liability company interest in Merger Sub Two will continue as the limited liability company interest of the surviving entity; (iii) the officers of the Surviving Corporation immediately prior to the effective time of the Second Step Merger will remain as officers of Merger Sub Two as the surviving entity, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of Merger Sub Two; (iv) the managers of Merger Sub Two immediately prior to the effective time of the Second Step Merger will remain as managers of Merger Sub Two as the surviving entity, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of Merger Sub Two; (v) the certificate of formation and the operating agreement of Merger Sub Two immediately prior to the effective time of the Second Step Merger will be the certificate of formation and limited liability agreement of Merger Sub Two as the surviving entity until thereafter amended in accordance with their terms and applicable Law; (vi) all the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub Two will vest in Merger Sub Two as the surviving entity; and (vii) all debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and Merger Sub Two will become the debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub Two as the surviving entity. The Second Step Merger will have no effect on the merger consideration payable to holders of Company Shares, or any other effects of the Merger, as provided for in Section 2.3.”

1.2                               Surviving Corporation.  Notwithstanding anything in the Agreement to the contrary, for all purposes of the Agreement as amended hereby, the term “Surviving Corporation” shall mean (i) at all times between the effectiveness of the Merger and the effectiveness of the Second Step Merger, the Company as the surviving corporation of the Merger, and (ii) at all times from and after the effectiveness of the Second Step Merger, Merger Sub Two as the surviving corporation of the Second Step Merger. From and after the Second Step Merger, Merger Sub Two as Surviving Corporation shall have the same rights and privileges under the Agreement as amended hereby as the Company would have had as Surviving Corporation under the Agreement as originally entered into.

1.3                               Additional Definitions.  Article I of the Agreement is hereby amended to add the following new definitions and the definition of “Company Special Required Approval” is amended and restated in its entirety as set forth below:

“Amendment” means that certain amendment to this Agreement, dated October 8, 2018 by and among Parent, the Company, Merger Sub and Merger Sub Two.

“Merger Sub Two” means DD Acquisition LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent.

“Reorganization” means the two-step business combination provided for in this Agreement, comprising the Merger and the Second Step Merger.

“Second Step Merger” has the meaning set forth in Section 2.1(c).

“Company Special Required Approval” means the adoption of this Agreement, as amended by the Amendment, by the stockholders of the Company, other than the Designated Stockholders, holding at least a majority of all of the outstanding Company Shares held by stockholders of the Company other than the Designated Stockholders.

1.4                               Joinder.  By executing and delivering this Amendment, Merger Sub Two hereby joins and becomes a party to the Agreement as amended hereby, for all purposes thereof.

1.5                               Interpretation.  For the avoidance of doubt, unless the parties shall hereafter expressly specify otherwise, any and all references in the Agreement as amended hereby to “the date of this Agreement” or “the date hereof” shall mean and refer to the date and time of the Agreement as originally executed.

II.                                   REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties Regarding Merger Sub Two. Article IV of the Agreement is hereby amended (i) to substitute the words “Parent, Merger Sub and Merger Sub Two” in the first paragraph, in lieu of the existing words “Parent and Merger Sub”, and (ii) to insert the following new Section 4.24, immediately following existing Section 4.23:

“4.24                  Merger Sub Two.

(a)  Merger Sub Two is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Since the date of its formation, Merger

Sub Two has not carried on any business or conducted any operations other than entering into this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Parent has made available to the Company true and complete copies of the certificate of formation and limited liability company agreement of Merger Sub Two. The entire limited liability company interest of Merger Sub Two is owned by Twin River Management Group, Inc., a direct wholly owned subsidiary of Parent.

(b)  Merger Sub Two has the requisite power and authority as a limited liability company to enter into this Agreement and perform its obligations hereunder. The entry by Merger Sub Two into this Agreement and the consummation by Merger Sub Two of the Second Step Merger and other Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub Two. Merger Sub Two has duly entered into this Agreement, and this Agreement constitutes the legal, valid and binding obligations of Merger Sub Two, enforceable against it in accordance with its terms.

(c)  The sole member of Merger Sub Two (and, if Merger Sub Two has a manager, such Manager) have (i) determined that this Agreement, the Second Step Merger, and the Transactions are fair to, and in the best interests of, Merger Sub Two and its sole member and (ii) approved this Agreement, the Second Step Merger, and the Transactions on behalf of Merger Sub Two. The sole member of Merger Sub Two, in its capacity as such, has approved this Agreement and the Second Step Merger.

(d)  The execution and delivery by Merger Sub Two of this Agreement does not, and the consummation of the Second Step Merger and other Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Merger Sub Two under (i) any provision of its certificate of formation or limited liability company agreement, (ii) any Contract to which Merger Sub Two is a party or by which any of its properties or assets is bound, or (iii) subject to the filings and other matters provided for in, and otherwise contemplated by, this Agreement, any material Law applicable Merger Sub Two or its properties or assets, except as would not reasonably be expected to have a Material Adverse Effect on Parent.

(e)  The entry by Merger Sub Two of this Agreement does not, and the consummation of the Second Step Merger and other Transactions do not, and the performance by Merger Sub Two of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Gaming Requirements, the requirements of any Governmental Entity under applicable Antitrust Laws, the rules and regulations of the NYSE, the filing of the appropriate merger documents as required by the DGCL and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Merger Sub Two or its Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.

(f)  None of the information supplied by or on behalf of Merger Sub Two for inclusion in the Proxy Statement/Prospectus will, at the time filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and at the time the Proxy Statement/Prospectus is mailed to holders of Company Shares and at the time of any Company Stockholders Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.2                               Amendment of Certain Representations and Warranties of Parent and Merger Sub to Include Merger Sub Two and the Second Step Merger.

(a)                                 Section 4.12(e) of the Agreement is hereby amended to read as follows:

“(e)  Neither Parent, Merger Sub or Merger Sub Two has taken any action, agreed to take any action, or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.”

(b)                                 Section 4.17 of the Agreement is hereby amended to read as follows:

“4.17                  Brokers.  No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC and Stifel, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or Merger Sub Two.”

(c)                                  Section 4.24 of the Agreement is hereby renumbered as Section 4.25 of the Agreement and amended to read as follows:

“4.25                  No Additional Representations and Warranties.  Parent, Merger Sub and Merger Sub Two acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent, Merger Sub or Merger Sub Two in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent, Merger Sub or Merger Sub Two (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.”

2.3                               Amendment of Certain Representations and Warranties of the Company to Include Merger Sub Two and/or the Second Step Merger.

(a)                                 Article III of the Agreement is hereby amended to substitute the words “Parent, Merger Sub and Merger Sub Two” in the first paragraph, in lieu of the existing words “Parent and Merger Sub”

(b)                                 Section 3.3(a) of the Agreement is hereby amended to read as follows:

“(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, only to adoption of this Agreement, as amended by the Amendment, by the holders of a majority of the outstanding Company Shares entitled to vote on such matter (the “Company Stockholder Approval”).  The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.”

(c)                                  Section 3.12(e) of the Agreement is hereby amended to read as follows:

“(e)  Neither the Company nor any of its Subsidiaries has taken any action, agreed to take any action, or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.”

(d)                                 Section 3.25 of the Agreement is hereby amended to read as follows:

“3.25                  No Additional Representations and Warranties.  The Company acknowledges neither Parent, Merger Sub, nor Merger Sub Two makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent, Merger Sub or Merger Sub Two to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent, nor Merger Sub, nor Merger Sub Two makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of its respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of the Parent or its Subsidiaries.”

III.                              ADDITIONAL AGREEMENTS

3.1                               Amendment of Certain Additional Agreements.

(a)                                 Section 6.14 of the Agreement is hereby amended to read as follows:

“6.14.  Obligations of Merger Sub and Merger Sub Two.  Parent will take all action necessary to cause Merger Sub and Merger Sub Two to perform their respective obligations under this Agreement and to consummate the Reorganization on the terms and subject to the conditions set forth in this Agreement.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub and Merger Sub Two and, following the effectiveness of the Merger and the Second Step Merger, respectively, the Surviving Corporation, under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Closing.”

(b)                                 Section 6.15 of the Agreement is hereby amended to read as follows:

“6.15.               Tax Matters.  (a)  Parent, Merger Sub, Merger Sub Two and the Company will use their respective commercially reasonable best efforts to cause the Reorganization to qualify as a “reorganization” under Section 368(a) of the Code.  Parent, Merger Sub, Merger Sub Two and the Company agree not to (and not to permit or cause any Affiliate or Subsidiary to) take any actions or fail to take any reasonable actions that would reasonably be expected to cause the Reorganization to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(b)                                 Parent, Merger Sub, Merger Sub Two and the Company will treat, and will not take any Tax reporting position inconsistent with the treatment of, the Reorganization as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes.”

IV.                               CONDITIONS TO MERGER

4.1                               Section 7.3(a) of the Agreement is hereby amended to read as follows:

“(a)                          Representations and Warranties.  (A) The representations and warranties of Parent, Merger Sub and Merger Sub Two set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.17, 4.18, and 4.24 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies, and (B) the other representations and warranties of Parent, Merger Sub and Merger Sub Two set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.”

4.2                               Section 7.3(b) of the Agreement is hereby amended to read as follows:

“(b)                          Covenants.  Each of Parent, Merger Sub and Merger Sub Two shall have performed or complied in all material respects with all of its respective covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.”

V.                                    TERMINATION

5.1                               Section 8.1(d)(i) of the Agreement is hereby amended to read as follows:

“(d)                           by the Company, if:

(i) there shall have been a breach by Parent, Merger Sub or Merger Sub Two of any of its representations, warranties or covenants contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Article VII, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by Parent, Merger Sub or Merger Sub Two of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(i) will not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder;”

VI.                               NON-SURVIVAL

6.1                               Section 9.1 of the Agreement is hereby amended to read as follows:

“9.1                         Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent, Merger Sub and Merger Sub Two contained in this Agreement will terminate and be of no further force and effect as of the Effective Time, and only the covenants that by their terms contemplate performance after the Effective Time will survive the Effective Time.”

VII.                          GENERAL PROVISIONS

7.1                               Notices.  Any notice to Merger Sub Two pursuant to this Amendment or the Agreement as amended hereby may be addressed to Merger Sub Two at the same address as Parent, and otherwise given in the same manner as a notice to Parent, as provided in Section 9.2 of the Agreement.

7.2                               Miscellaneous.  This Amendment shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflict of laws principle that would cause the application of the Laws of any other jurisdiction. may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  This Amendment or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original. From and after the date of this Amendment, any reference to the Agreement shall be deemed to mean the Agreement as amended hereby and as the same may be further amended, modified or supplemented in accordance with the terms thereof.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Sr. Vice President & General Counsel

DOUBLE ACQUISITION CORP.

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Sr. Vice President & General Counsel

DD ACQUISITION LLC

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Sr. Vice President & General Counsel

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

By:	/s/ Klaus M. Belohoubek
Name:	Klaus M. Belohoubek
Title:	Sr. Vice President & General Counsel

[Signature Page to Transaction Agreement Amendment]